UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
 Date of Report (Date of earliest event reported): August 8, 2011
 BRIDGEPOINT EDUCATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34272	59-3551629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13500 Evening Creek Drive North, Suite 600 San Diego, California	92128
(Address of principal executive offices)	(Zip Code)
 (858) 668-2586
(Registrant’s telephone number, including area code)
 None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
 ☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
On August 8, 2011, we entered into a Lease (“Lease”) with CCP/MS SSIII Denver Tabor Center I Property Owner LLC, for approximately 58,485 rentable square feet of retail space in the building located at 1201 16th Street, Denver, Colorado (commonly known as the Tabor Center Mall), and 21,192 rentable square feet of office space in the building located at 1200 17th Street, Denver, Colorado (commonly known as the Tabor Center Office Building). We intend to use the space primarily for administrative offices, classrooms and support services.
The initial term of the Lease is 135 months, commencing on the commencement date of the Lease, with two five-year renewal options.  The commencement date of the Lease will be the date of substantial completion of certain base building work and tenant improvement work, which is estimated to be January 1, 2012.
 The monthly base rent over the initial term of the Lease for the retail space increases from approximately $154,000 during the first year to approximately $175,000 during the eleventh year, and the monthly base rent over the initial term of the Lease for the office space increases from approximately $60,000 during the first year to approximately $68,000 during the eleventh year. The total amount of base rent payments over the initial term of the Lease is $28.6 million.  We are also obligated to make additional rent payments equal to our incremental pro rata share of operating expenses for the respective buildings.
Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
See disclosure in Item 1.01 of this report.

 SIGNATURES
 Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 8, 2011		Bridgepoint Education, Inc.

	By:	/s/ Daniel J. Devine
Name: Daniel J. Devine
Title: Chief Financial Officer